Exhibit 99.1

Ally Announces Non-Objection to 2016 Capital Plan
Capital plan includes dividends on and repurchases of common stock
DETROIT – Ally Financial Inc. (NYSE: ALLY) today announced that the Federal Reserve did not object to the company’s capital plan as part of the Comprehensive Capital Analysis and Review. Ally’s capital plan includes the following actions, which remain subject to consideration and approval by the Ally Board of Directors:

•	a quarterly cash dividend of $0.08 per share of the company’s common stock, the first of which is expected to be payable in August; and

•	authorization to repurchase up to $700 million of the company’s common stock from time to time through the second quarter of 2017.
Ally Chief Executive Officer Jeffrey Brown commented, “The Federal Reserve’s non-objection of these capital actions is a significant milestone to Ally and speaks to the company’s overall financial strength and continued focus on safety and soundness. The inaugural dividend since becoming publicly-traded is a critical step in returning capital to Ally stockholders. Further, being able to buy back common shares will serve as a key tool for driving long-term value creation.”
Any shares acquired under the proposed repurchase program are expected to be used for general corporate purposes and to be available for resale, including in connection with the company’s compensation and employee-benefit plans. The proposed repurchase program would enable the company to acquire shares through open market purchases or privately negotiated transactions, including through a Rule 10b5-1 plan, at the discretion of the company’s management and on terms (including quantity, timing, and price) that the company’s management determines to be necessary, appropriate, or advisable.
About Ally Financial Inc.
Ally Financial Inc. (NYSE: ALLY) is a leading digital financial services company and a top 25 U.S. financial holding company offering financial products for consumers, businesses, automotive dealers and corporate clients. Ally’s legacy dates back to 1919, and the company was redesigned in 2009 with a distinctive brand, innovative approach and relentless focus on its customers. Ally has an award-winning online bank (member FDIC), one of the largest full service auto finance operations in the country, a complementary auto-focused insurance business, a growing digital wealth management and online brokerage platform, and a trusted corporate finance business offering capital for equity sponsors and middle-market companies.
The company had approximately $156.5 billion in assets as of March 31, 2016. For more information, visit the Ally press room at http://media.ally.com or follow Ally on Twitter: @Ally.
Contact:
Gina Proia
646-781-2692
gina.proia@ally.com